EXHIBIT 99

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Announces 2010 Earnings

LAREDO, Texas—(BUSINESS WIRE)— February 28, 2011—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported annual net income for 2010 of $130.0 million compared to $142.7 million, which represents a 8.9 percent decrease in net income over the corresponding period in 2009,  prior to amounts related to participation in the TARP program, including preferred stock dividends and amounts related to the Warrants. After these amounts, annual net income for 2010 applicable to common shareholders was $116.9 million, or $1.72 diluted earnings per common share ($1.72 per share basic), as compared to net income of $129.8 million or $1.90 diluted earnings per common share ($1.90 per share basic) for the same period of 2009.  Net income for the three months ended December 31, 2010 was $30.4   million, compared to $37.1 million, a decrease of 18.1 percent compared to the same period of 2009, prior to amounts related to participation in the TARP program, including preferred stock dividends and amounts related to the Warrants.  After these amounts, net income for the fourth quarter of 2010 applicable to common shareholders was $27.1 million, or $.40 diluted earnings per common share ($.40 per share basic), as compared to $33.8 million or $.50 diluted earnings per common share ($.50 per share basic) for the same period of 2009, which represents a decrease of 19.8 percent in net income available to common shareholders.

Net income available to common shareholders for the year ended December 31, 2010 decreased by 9.9% as compared to the same period in 2009.  Net income for the year ended December 31, 2010 was positively affected by gains on investment securities sales totaling $21.6 million, net of tax. The sales of the securities were to facilitate a re-positioning of the Company’s investment portfolio.  Net income was negatively affected by an additional reserve of $21.8 million that the Company recorded during the first quarter of 2010 in connection with a dispute related to certain tax matters that were inherited by the Company in its 2004 acquisition of LFIN.  The provision for probable loan losses charged to expense decreased $23.4 million, after tax to $14.8 million, after tax from the same period of 2009.  The decrease is mainly due to a decrease in required reserves for impaired loans analyzed on an individual basis.

International Bancshares Corporation and Subsidiaries

Consolidated Financial Summary

	Years Ended December 31,
	2010	2009
	(Dollars in thousands, except per share data) Unaudited

Interest income	$458,769	$527,377
Interest expense	(114,036)	(139,796)
Net interest income	344,733	387,581
Provision for probable loan losses	(22,812)	(58,833)
Non-interest income	218,784	201,013
Non-interest expense	(339,725)	(309,031)

Income before income taxes	200,980	220,730
Income taxes	(70,957)	(77,988)
Net income	$130,023	$142,742
Preferred stock dividends	(13,126)	(12,984)

Net income available to common shareholders	$116,897	$129,758

Net income per common share
Basic	$1.72	$1.90
Diluted	$1.72	$1.90

“I’m pleased with the Company’s earnings for 2010, especially in light of this difficult economic environment and all the challenges faced by the industry.  IBC has continued to produce positive results during this period of economic stress.  We are confident in the strength of our balance sheet and the quality of our loan portfolio.  The Company continues to seek out qualified borrowers and is actively lending and financing.  We are pleased that the economies of Texas and Oklahoma continue to perform better than the national economy during this weakened economic environment and we are continuing to see improvements in the Texas and Oklahoma markets compared to earlier in this recessionary period,” said Dennis E. Nixon, President and CEO.

“Additionally, during the year the substantial increase in shareholders’ equity further strengthened the Company’s capital ratios, providing more opportunity for the Company to seek out qualified borrowers and actively lend and invest.  We are committed to serving the needs of our customers as well as enhancing our shareholder value,” commented Mr. Nixon.

Total assets at December 31, 2010 were $11.9 billion compared to $11.8 billion at December 31, 2009.  Total net loans were $5.3 billion at December 31, 2010 compared to $5.6 billion at December 31, 2009. Deposits were $7.6 billion at December 31, 2010 compared to $7.2 billion at December 31, 2009.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 278 facilities and 440 ATMs serving 107 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.